Exhibit 10.18

CLIENT SERVICE AGREEMENT

THIS CLIENT SERVICE AGREEMENT (this “Agreement”) is made effective as of the 2nd of September, 2025, by and between ZRG INTERIM SOLUTIONS, a division of ZRG PARTNERS, LLC, a Delaware corporation with its principal address at 365 West Passaic Street, Suite 465, Rochelle Park, New Jersey 07662 (“ZRG”), and Ionic Digital with its principal address in ADDRESS (“CLIENT”).

WHEREAS, ZRG is in the business of locating for clients, according to their specifications, experienced personnel to provide services to such clients on an interim or project basis (hereinafter used in the plural to refer to one or more of such personnel and defined as “Personnel”);

WHEREAS, from time to time, CLIENT desires to engage ZRG to locate such Personnel and to utilize the services of such Personnel through ZRG; and

WHEREAS ZRG and CLIENT wish to enter into an agreement setting forth the terms and conditions pursuant to which ZRG will locate and provide such Personnel to provide services to CLIENT.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, ZRG and CLIENT agree as follows:

1.	Location and Qualifications of Personnel.

(a)	Upon CLIENT’S request, ZRG will endeavor to locate Personnel for CLIENT according to the qualifications, experience and project requirements provided to ZRG. The specific work to be performed by each Personnel providing services to CLIENT shall be set forth in a Statement of Services for such Personnel in the form attached hereto as Appendix A (each, a “Statement of Services”). In light of the fact that in all cases CLIENT will have the opportunity to interview all Personnel presented by ZRG prior to the commencement of any services for CLIENT by such personnel, (i) ZRG shall not have any liability to CLIENT if such Personnel are determined by CLIENT not to meet its requirements, and (ii) CLIENT will not be relieved of the obligation to make payments to ZRG for the services provided by such Personnel up to the time that the services of such Personnel are terminated by CLIENT. If at any time the services being provided to CLIENT by Personnel are unsatisfactory to CLIENT, then in such event CLIENT will promptly notify ZRG in order to afford ZRG the opportunity to replace such Personnel.

(b)	The obligations of ZRG with respect to Personnel presented to CLIENT for consideration are expressly limited to performance of a background check on such Personnel presented to CLIENT to ensure that such Personnel (x) do not have any felony convictions during the immediately preceding seven-year period in any states, and (ii) are legally authorized to work in the United States. With respect to such Personnel, ZRG will maintain all forms necessary to be in compliance with the Immigration Reform and Control Act of 1986.

2.	Services Provided under the Statement of Services. For each Personnel who will be providing services to CLIENT pursuant to this Agreement, CLIENT will issue, and ZRG will acknowledge and accept, a Statement of Services referencing its incorporation of the terms and conditions of this Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Statement of Services, the terms of this Agreement shall control unless the Statement of Services specifically (and not generally) identifies the conflicting terms in this Agreement and explicitly states that such terms shall not apply but shall instead be superseded by the Statement of Services. Each Statement of Services will be signed by an authorized representative of CLIENT.

Upon expiration of a Statement of Services, to the extent that any services provided by one or more Personnel are thereafter provided on the same or a different project, such services will be provided under the terms of this Agreement and under the payment rate(s) applicable to each such Personnel as set forth in the most recent Statement of Services covering that Personnel until such time as a new Statement of Services is issued by CLIENT and acknowledged and accepted by ZRG.

3.	Acceptance and Provision of Services.

(a)	All Personnel providing services to CLIENT shall report the results of their work, to the extent required by CLIENT, to CLIENT’S Project Manager or other agent designated by CLIENT. CLIENT’S Project Manager or other agent designated by CLIENT shall review for approval for each bi-weekly period (i.e., once every two weeks), the time records of Personnel on a form provided by ZRG to such Personnel and submitted to CLIENT. CLIENT’S approval of such time records (including, without limitation, costs of any applicable overtime rates, travel, per diem and other costs stated thereon) shall be evidenced by its signature thereon and such approval shall constitute acceptance of the work performed by such Personnel and CLIENT’S agreement to pay ZRG as stated herein. Acceptance by CLIENT of Personnel time records shall not be unreasonably withheld or delayed, and any refusal to accept such time records shall be noted on the time record for the relevant bi-weekly period with a written explanation of the reasons that the work performed was not acceptable. Failure to so note such refusal shall constitute acceptance by CLIENT.

(b)	CLIENT will at all times oversee and direct the services to be provided by all Personnel providing services to CLIENT hereunder, and, therefore, ZRG makes no representations or warranties to CLIENT, whether express, implied, or otherwise, including warranties of quality, competence, accuracy or suitability.

(c)	CLIENT will provide to all Personnel providing services to CLIENT hereunder, at CLIENT’S sole cost and expense, all work materials, workspace, equipment and other amenities necessary in order for such Personnel to provide the services required by CLIENT and as set forth in the Statement of Services.

4.	Billing and Payment. ZRG will bill CLIENT through invoices issued to CLIENT in arrears on a bi-weekly basis for services provided by Personnel and associated costs,. Unless otherwise set forth in the applicable Statement of Services, the amount payable by CLIENT to ZRG will equal the product of (x) the billing rate of the applicable Personnel, multiplied by (y) the number of hours worked by the applicable Personnel during the applicable billing period, plus any associated costs incurred during the applicable billing period. All invoices issued by ZRG to CLIENT will be due net 15 days, unless some other time has been specifically agreed to in the applicable Statement of Services, according to the rates and terms set forth in the applicable the Statement of Services. CLIENT shall contact ZRG within five days following receipt of an invoice if there are any inconsistencies or inaccuracies on the invoice. Late invoicing by ZRG shall not affect the obligation of CLIENT to pay for the services covered by that invoice. If payment is not received by ZRG within 30 days of receipt of the applicable invoice by CLIENT, ZRG reserves the right to charge and collect a late fee in an amount equal to the lesser of (i) one percent per month on the outstanding balance, or (ii) the maximum amount permitted by law. The Billing Rate shown on the Statement of Services is based on the work being performed within one year. Should an engagement extend beyond 12 months, the Billing Rate will be increased at the rate of 5% annually on the anniversary of the Project Start Date shown in the Statement of Services.

5.	Personnel not Employees of CLIENT. ZRG and CLIENT acknowledge and agree that: (i) ZRG is an independent contractor of CLIENT; (ii) all Personnel providing services to CLIENT under this Agreement will either be employees of, or independent contractors retained by, ZRG; (iii) for purposes of FICA, FUTA and income tax withholding, all taxes and withholding obligations with respect to all Personnel providing services to CLIENT under this Agreement will be the obligation of ZRG and/or such Personnel; (iv) CLIENT will not have any responsibility to withhold any amounts on the fees and expenses paid to ZRG pursuant to this Agreement; and (v) for purposes of any pension plan or health benefit plan maintained by CLIENT for its employees, the Personnel providing services to CLIENT under this Agreement will not be deemed to be employees of CLIENT. This Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between CLIENT and ZRG and/or Personnel for any purpose.

6.	Termination of Services of Personnel. With respect to Personnel providing services to CLIENT through ZRG pursuant to this Agreement, CLIENT will provide ZRG with notice not less than 14 days prior to termination of any services of any Personnel, regardless of whether such termination comes before, is coincident with, or follows the duration date set forth in the applicable Statement of Services covering the services of such Personnel. Notwithstanding the foregoing, CLIENT may terminate the services of any Personnel for cause immediately upon notice to ZRG. In the event, ZRG plans to terminate or reassign any Personnel providing services under this Agreement on behalf of CLIENT, ZRG will provide CLIENT with notice not less than 14 days prior to such termination or reassignment. If any Personnel providing services under this Agreement have terminated their relationship with ZRG, and whether such termination is in violation of such Personnel’s agreement with ZRG, ZRG shall provide CLIENT with prompt notice of such termination.

7.	Intellectual Property Rights. ZRG acknowledges and agrees that all material, documentation, deliverables and other tangible expressions of information, whether in final production or draft, that result from any work performed by any Personnel providing services to CLIENT under this Agreement, shall be deemed to be works made-for-hire and all rights, title and interest, including any copyright, patent rights and all other intellectual property rights, shall belong exclusively to CLIENT unless otherwise agreed upon in writing by both parties or by CLIENT and such Personnel, as appropriate.

8.	Confidentiality. ZRG will not disclose to any party any information learned by ZRG that that is treated as confidential and proprietary by the CLIENT including without limitation the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the CLIENT, any member of its Group, or their respective suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). ZRG agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the CLIENT in each instance, and not to use any Confidential Information for any purpose whatsoever, directly or indirectly, either individually or with others, except as specifically required in the performance hereunder. ZRG shall notify the CLIENT immediately in the event you become aware of any loss or unauthorized disclosure of any Confidential Information.

Confidential Information shall not include information that:

a.	is or becomes generally available to the public other than through your breach of this Agreement;

b.	is rightfully in your possession at the time of its initial disclosure by the CLIENT, without restriction as to use or disclosure; or

c.	is communicated to you by a third party that had no confidentiality obligations with respect to such information.

CLIENT may request that the Personnel covered by this Agreement execute a separate agreement not to disclose CLIENT’S confidential information, and in such case ZRG will have no obligation or responsibility, directly or indirectly, with respect to the performance or breach of such separate agreement by such Personnel. CLIENT will (i) not request from the Personnel providing services under this Agreement, any information regarding the rates and/or other terms of remuneration agreed to between ZRG and such Personnel, (ii) not induce such Personnel to provide such information, (iii) not disclose or permit to be disclosed to such Personnel, directly or indirectly, any information regarding the rates or other terms of remuneration agreed to between CLIENT and ZRG, and (iv) promptly notify ZRG if such rates or other terms are disclosed to any Personnel.

Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Unless prohibited by applicable law, ZRG agrees to provide written notice of any such order to an authorized officer of the CLIENT within two (2) day of receiving such request or order, but in any event sufficiently in advance of making any disclosure to permit the CLIENT to contest the request or order or seek confidentiality protections, as determined in the CLIENT’s sole discretion and you agree to cooperate with the CLIENT in preventing, limiting or otherwise contesting such disclosure.

9.	Contracting of Personnel by CLIENT. During the term of this Agreement and for a period of 12 months following termination thereof for any reason whatsoever (the “Restricted Period”), CLIENT will not, directly or indirectly, other than through ZRG, solicit for hire, contract with, employ, engage, retain or receive the services of, any Personnel covered by a Statement of Services or otherwise identified to CLIENT by ZRG (each a “Restricted Person”). Notwithstanding the foregoing, CLIENT may directly employ/engage/retain any such Personnel as its employee/consultant if CLIENT, at least 15 days in advance of such employment/engagement/retention, (i) provides ZRG with notice of a request to employ/engage/retain such Personnel other than through ZRG (i.e., either directly or through an affiliate or third party), which request may be granted or withheld in the sole discretion of ZRG, and (ii) agrees to and does pay a placement fee in an amount equal to 30% of such employed/engaged/retained Personnel’s first-year compensation calculated on an annualized basis, including, for purposes of clarification, any target or guaranteed bonus payment (the “Placement Fee”). For purposes of this Section 9 only, the term “CLIENT” will be deemed to include any affiliates, subsidiaries, partners, successors, assignees and/or customers of CLIENT.

Notwithstanding the foregoing, if CLIENT employs, engages or retains any Restricted Person at any time during the Restricted Period without the consent of ZRG and the payment of the corresponding Placement Fee, then CLIENT shall pay to ZRG, as liquidated damages, an amount equal to 100% of such employed/engaged/retained Personnel’s first-year compensation calculated on an annualized basis. The Placement Fee payable by CLIENT to ZRG pursuant to this Section 9 shall be paid by CLIENT to ZRG within ten days following the first day of employment/engagement/retention of such Personnel.

10	Insurance. During the term of this Agreement, ZRG will procure and maintain in effect the following insurance coverage:

(a)	General Liability Insurance - Personal injury and property damage, combined single limit –$1,000,000.

(b)	Worker’s Compensation Insurance - Required by state law; and

(c)	Automobile Insurance - Bodily injury and property damage, combined single limit – $1,000,000.

Upon request, ZRG will provide CLIENT with certificates of insurance according to industry standards.

11.	Limitations on Liability . In connection with the services to be provided by ZRG generally under this Agreement and specifically by a particular Personnel, in no event shall ZRG be liable to CLIENT or to any third party for damages to any property or person in an amount greater than the amount paid by CLIENT in connection with the performance of such services by such Personnel whose actions or omissions are the basis for such damage claim, provided, however, that ZRG shall not be liable for any damages whatsoever caused by any acts or omissions beyond its control or not due to its fault, or for any special or consequential damages, loss of profits, interest, penalties or fines; and provided further, that if CLIENT requests or directs that ZRG perform an act or omit the performance of an act, and if ZRG performs or omits the performance of such act as directed or requested, or if CLIENT approves, affirms or ratifies the performance or omission of any act of ZRG, then notwithstanding anything to the contrary contained in this Agreement, neither CLIENT nor any third party shall have any claim against ZRG in connection with the performance or omission of such act. In the event that ZRG performs or omits to perform any act that may support a claim by CLIENT for damages and/or liability, CLIENT shall give prompt notice to ZRG upon its initial receipt of information that could reasonably support such claim, and failure to give such timely notice by CLIENT shall constitute a waiver of such claim. CLIENT acknowledges and agrees that the limitation on liability set forth in this Section 11 is a material inducement to cause ZRG to enter into this Agreement and to provide the services to be performed by ZRG hereunder and that but for such limitation ZRG would not enter into this Agreement.

12.	Termination of this Agreement. This Agreement will continue in effect until terminated by CLIENT or ZRG at any time upon the terminating party giving not less than 30 days’ notice to the other party. Such termination of this Agreement shall not affect any Personnel providing services hereunder unless such Personnel are terminated in accordance with the terms of Section 6 above.

13.	Assignment; Binding Effect. Neither this Agreement nor any interest hereunder may be assigned or otherwise transferred by either party to any third party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, and any assignment in violation of the foregoing will be void ab initio. Notwithstanding the foregoing, this Agreement, any outstanding Statement of Services and the rights and obligations set forth herein and therein, may be transferred and assigned to any successor in interest to all or substantially all of the business and assets of either party, whether pursuant to an asset acquisition, merger or otherwise, upon notice to the other party. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of ZRG and CLIENT.

14.	Notices. Any requirement to “notify,” or for “notice” or “notification,” in connection with the subject matter of this Agreement shall be in writing and shall be effective when delivered personally or by Federal Express or other nationally recognized overnight courier to the party for whom intended, or five days following deposit of the same into the United States mail, certified mail, return receipt requested, first class postage prepaid, addressed to such party at the address set forth above in the first paragraph of this Agreement. Either party may designate a different address by notice to the other given in accordance herewith.

15.	Severability. If any term or provision of this Agreement shall be found to be illegal or otherwise unenforceable, the same shall not invalidate the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties as set forth herein.

16.	Complete Agreement and Amendment; Counterparts. This Agreement and any Statement of Services executed hereunder contain the entire agreement between the parties hereto with respect to the matters covered herein. CLIENT acknowledges that it is entering into this Agreement solely on the basis of the agreements and representations contained herein. This Agreement shall not be modified in any way except in writing signed by both parties and stating expressly that it constitutes a modification of this Agreement. This Agreement may be executed in counterparts, including by facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

17.	Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)	Governing Law. Construction and interpretation of this Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b)	Jurisdiction. All actions, suits or proceedings arising out of this Agreement shall be brought in United States District Court for the Southern District of New York or in any court of the State of New York located in the Borough of Manhattan in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts identified in the preceding sentence in any action, suit or proceeding arising out of or relating to this Agreement and agrees that any such action, suit or proceeding shall be brought only in such court. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

(c)	WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

IN WITNESS HEREOF, the parties have caused this Client Service Agreement to be executed by their authorized agents as of the date written above.

ZRG INTERIM SOLUTIONS, A DIVISION OF ZRG PARTNERS, LLC		CLIENT: Ionic Digital

By:	/s/ Brett Magid	By:	/s/ Anthony McKiernan
	Signature		Signature
Name:	Brett Magid	Name:	Anthony McKiernan
Title:	Managing Director	Title:	Chief Executive Officer
Date:	9/5/2025 | 11:33 AM PDT	Date:	9/10/2025 | 9:14 AM EDT

Appendix A

STATEMENT OF SERVICES

In accordance with, and incorporating by reference all the terms and conditions of, the Client Service Agreement entered into between ZRG INTERIM SOLUTIONS, a division of ZRG PARTNERS, LLC (“ZRG”), and Ionic Digital (“CLIENT”) dated September 2, 2025 (the “Client Service Agreement”), it is agreed as follows:

Client Name:	Ionic Digital
Client Billing Address:
Address where Services are to be Provided (if Different than Billing Address):	N/A
Client Project Manager:
Telephone Number:
Invoices: Need name(s) and email address(es) to send invoices to each billing period.
Project Start Date:	September 10, 2025
Anticipated Length of Project:	3-4 months, as needed
Description of Project:	Interim CFO
ZRG Personnel Assigned:	Jim Gallagher
Billing Rate:	$19,000 per week
Travel Time Rate:	N/A
Expenses:

If applicable, expenses are a direct pass-through of any approved travel expenses (including airfare, transportation, lodging, meals, etc.) on behalf of CLIENT. Personnel will follow T & E guidelines of CLIENT as directed by CLIENT.

Business travel expenses to include travel time:	If applicable, business travel will include travel time. Travel time is equal to air travel time plus two hours and will be billed at one-half the hourly bill rate.

Issued by CLIENT: Ionic Digital		Acknowledged and Accepted by ZRG INTERIM SOLUTIONS, A DIVISION OF ZRG PARTNERS, LLC:

Signature:	/s/ Anthony McKiernan	Signature:	/s/ Brett Magid
Name:	Anthony McKiernan	Name:	Brett Magid
Title:	Chief Executive Officer	Title:	Managing Director
Date:	9/10/2025 | 9:14 AM EDT	Date:	9/5/2025 | 11:33 AM PDT